As filed with the Securities and Exchange Commission on June 13, 2019

Registration No. 333-61556

Registration No. 333-136698

Registration No. 333-195649

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-61556

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-136698

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-195649

UNDER THE
SECURITIES ACT OF 1933

BEMIS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Missouri	43-0178130
(State or other jurisdiction of	I.R.S. Employer
incorporation or organization)	Identification No.)

2301 Industrial Drive, Neenah,

Wisconsin 54956

(920) 527-5000

(Address of Principal Executive Offices) (Zip Code)

Bemis Company, Inc. 2001 Stock Incentive Plan

Bemis Company, Inc. 2007 Stock Incentive Plan

Bemis Company, Inc. 2014 Stock Incentive Plan

(Full titles of the plans)

Sheri H. Edison
Senior Vice President, Chief Legal Officer and Secretary
Bemis Company, Inc.

2301 Industrial Drive, Neenah,

Wisconsin 54956

(Name, address, and telephone number of agent for service)

Copies of Communications to:

Amy C. Seidel

Brandon C. Mason

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statement of Bemis Company, Inc. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock Originally Registered
333-61556	May 24, 2001	Bemis Company, Inc. 2001 Stock Incentive Plan	2,500,000
333-136698	August 17, 2006	Bemis Company, Inc. 2007 Stock Incentive Plan	6,000,000	*
333-195649	May 2, 2014	Bemis Company, Inc. 2014 Stock Incentive Plan	3,282,170

*Of the 6,000,000 shares originally registered, 3,282,170 were previously de-registered pursuant to Post-Effective Amendment No. 1 to the registration statement filed with the Securities and Exchange Commission on May 2, 2014.

As previously announced, Bemis Company, Inc. (“Bemis”) entered into a Transaction Agreement (the “Agreement”), dated August 6, 2018, with Amcor Limited, an Australian public company limited by shares (“Amcor”), Arctic Jersey Limited, a limited company incorporated under the Laws of the Bailiwick of Jersey and a subsidiary of Amcor (“New Amcor”), and Arctic Corp., a Missouri corporation and wholly owned subsidiary of New Amcor (“Merger Sub”), pursuant to which, among other things, Merger Sub shall merge with and into Bemis (the “Merger”), with Bemis surviving the Merger as a wholly owned subsidiary of New Amcor, pursuant to which each share of common stock, par value $0.10 per share, of Bemis, other than certain excluded shares, shall be converted into the right to receive 5.1 New Amcor shares.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Neenah, State of Wisconsin, on June 13, 2019.

BEMIS COMPANY, INC.

By:	/s/ Sheri H. Edison
Name:	Sheri H. Edison
Title:	Senior Vice President, Chief Legal Officer
and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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